Exhibit 99.1

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SYSTEMAX REPORTS FIRST QUARTER 2009 RESULTS

PORT WASHINGTON, NY, May 12, 2009 – Systemax Inc. (NYSE:SYX) today announced financial results for the first quarter ended March 31, 2009.

Financial highlights for the quarter ended March 31, 2009:

•	Consolidated net sales grew 4% to $752.3 million in U.S. dollars. On a constant currency basis, sales would have grown 12%.

•	North American technology product sales grew 21% to $502.4 million in U.S. dollars. On a constant currency basis, sales would have grown 24%.

•	European technology product sales were $203.9 million in U.S. dollars, a 19% decline. On a constant currency basis, sales would have been flat.

•	Gross profit reached $107.6 million and gross margin was 14.3%.

•	Operating income was $15.0 million and operating margin was 2.0%.

•	Net income was $8.7 million, or $0.23 per diluted share.

•	Cash and cash equivalents were $80.6 million.

Richard Leeds, Chairman and Chief Executive Officer, said, “Systemax’s solid first quarter performance was made possible by sticking to a simple objective – delivering value to our customers.   Despite the prolonged economic downturn, Systemax has successfully grown market share across our businesses, including TigerDirect, CompUSA and Misco. On a constant currency basis, top line revenue grew 12% and, most noteworthy, our North American technology products group revenues grew 24%. Our North American operations continue to benefit from the successful addition of the CompUSA business.  I am also pleased that, on a constant currency basis, we did not have a sales decline in our European technology products business, as our customer base in Europe is more business to business than consumer.”

Gilbert Fiorentino, Chief Executive of Systemax’s Technology Products Group said, “Market conditions are challenging, but we are growing share and attracting customers.  We are price-competitive and that’s a necessary ingredient of success in our business. This strategy enables us to build a long-term and loyal customer base.  In addition to building our online presence, we also continue to make investments in the brick and mortar side of our business.  We are continuing to remodel our CompUSA stores in the United States with our innovative new retail shopping system, Retail 2.0, to bring the best of the Web to our retail stores.  The results of the Retail 2.0 initiative have been very positive, with improvements in close rate and overall customer satisfaction.”

Commenting on other operations, Mr. Leeds concluded, “In the first quarter our Industrial Products revenue was down 20% from the prior year.  The significant slowdown in purchasing by our U.S. business customers that started midway through the fourth quarter of 2008 is continuing in 2009.  We have implemented cost reduction initiatives and continue to closely monitor our costs in every area.  In our Software Solutions business, we have implemented further cost reduction initiatives, trying to establish a sustainable business model.  We are closely monitoring the business and will take additional actions if necessary.”

“Finally, as previously announced, last month Systemax entered into a “stalking horse” agreement related to the acquisition of Circuit City’s ecommerce business.  An auction commenced last night and concluded early this morning.  Systemax’s revised bid was selected as the highest or otherwise best bid, subject to court approval,” Mr. Leeds concluded.

Gross margin in the quarter was 14.3% versus 15.7% in 2008, primarily the result of the strategic product price and freight discount incentives offered in the Technology Products Group, as well as a mix change from higher margin Industrial Product sales comprising a smaller portion of consolidated sales. Working capital as of March 31, 2009 was $262.6 million, including cash and cash equivalents of $80.6 million.  The Company has an undrawn credit facility of $120.0 million and total cash and available liquidity of approximately $180.0 million. Capitalized leases totaled $2.0 million at March 31, 2009 and the Company has no other outstanding debt. Cash flow used in operations was approximately $32.0 million, primarily reducing trade accounts payable from the seasonal high fourth quarter and for strategic quarter end inventory purchases. Capital expenditures aggregated $2.9 million. The Company’s effective tax rate was 39.5%, up from 36.1% last year primarily the result of a higher percentage of taxable income in the U.S. in 2009 where corporate tax rates for the Company are highest.

As a part of the two million share stock buyback program announced in May 2008, during the first quarter the Company purchased 32,444 shares for approximately $0.4 million, or an average price of $11.63 per share. In total, the Company has repurchased 507,745 shares of common stock since announcing the program for $6.2 million, or an average price of $12.21 per share.

Earnings Conference Call Details

Systemax Inc. will host a teleconference to discuss its first quarter 2009 results today, Tuesday, May 12, 2009 at 5:00 p.m. Eastern Time. To access the teleconference, please dial 877-741-4251 (U.S. callers) or 719-325-4773 (Int’l callers) and reference passcode 8193145 ten minutes prior to the start time. The teleconferencing will also be available via live webcast on the Company’s Web site at www.systemax.com. A replay of the conference call will be available through Tuesday, May 19, 2009. It can be accessed by dialing 888-203-1112 (U.S. callers) or 719-457-0820 (Int’l callers), passcode 8193145. The webcast will also be archived on www.systemax.com for 30 days.

About Systemax Inc.

Systemax Inc. (www.systemax.com), a Fortune 1000 company, sells personal computers, computer supplies and accessories, consumer electronics and industrial products through branded e-commerce web sites, direct mail catalogs, relationship marketers and retail stores in North America and Europe. The primary brands are TigerDirect, CompUSA, Misco and Global Industrial. It also manufactures and sells computers and accessories under the Systemax and Ultra brands and develops and markets ProfitCenter Software, a web-based application for multichannel direct marketing companies.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

INVESTOR/ MEDIA CONTACTS:
Denise Roche / Bill Douglass
Brainerd Communicators, Inc.
212-986-6667
roche@braincomm.com
douglass@braincomm.com

SYSTEMAX INC.
Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share amounts)

	Quarter Ended
	March 31*,
	2009	2008
Net sales	$752,268	$724,737
Cost of sales	644,718	610,988
Gross profit	107,550	113,749
Gross margin	14.3%	15.7%
Selling, general and administrative expenses	92,530	87,713
Operating income	15,020	26,036
Operating margin	2.0%	3.6%
Interest, foreign exchange and other expense (income), net	654	(2,225)
Income before income taxes	14,366	28,261
Provision for income taxes	5,668	10,200
Effective tax rate	39.5%	36.1%
Net income	$8,698	$18,061
Net margin	1.2%	2.5%

Net income per common share:
Basic	$.24	$.49
Diluted	$.23	$.48
Weighted average shares outstanding:
Basic	36,621	36,806
Diluted	37,273	37,628

SYSTEMAX INC.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31*, December 31*,
	2009	2008
	(Unaudited)
Current assets:
Cash and cash equivalents	$80,627	$115,967
Accounts receivable, net	171,090	182,532
Inventories, net	309,871	290,594
Prepaid expenses and other current assets	25,986	23,090
Total current assets	587,574	612,183
Property, plant and equipment, net	48,943	48,465
Goodwill, intangibles and other assets	40,855	42,615
Total assets	$677,372	$703,263

Current liabilities:
Current portion of capitalized lease obligations	$748	$773
Accounts payable and accrued expenses	324,177	358,318
Total current liabilities	324,925	359,091
Capitalized lease obligations, net of current portion	1,216	1,411
Other liabilities	8,565	8,806

Shareholders’ equity	342,666	333,955
Total liabilities and shareholders’ equity	$677,372	$703,263

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal three month periods and quarters ended on April 4, 2009 and March 29, 2008.  The first quarters of both 2009 and 2008 included 13 weeks.

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